Exhibit 99.1

Press Release

	Contacts:	Mel Payne, Chairman & CEO
Joe Saporito, CFO
Carriage Services, Inc.
713-332-8400
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600
CARRIAGE SERVICES REPORTS FIRST QUARTER 2007 RESULTS
Diluted EPS Increases 33 Percent
May 9, 2007 – HOUSTON – Carriage Services, Inc. (NYSE: CSV) today announced first quarter results and introduced its new trend reporting format. Results of continuing operations for the first quarter of 2007 were as follows:
▪	Revenues of $42.7 million compared to revenues of $41.0 million for the first quarter of 2006.

▪	Consolidated EBITDA of $11.6 million compared to Consolidated EBITDA of $10.3 million for the first quarter of 2006.

▪	Consolidated EBITDA Margin of 27.2% compared to Consolidated EBITDA Margin of 25.1% for the first quarter of 2006.

▪	Diluted earnings per share from continuing operations of $0.16 compared to diluted earnings per share from continuing operations of $0.12 for the first quarter of 2006.
     Melvin C. Payne, Chairman and Chief Executive Officer, stated, “Both our same store funeral and cemetery operations had a strong first quarter, primarily attributable to the turnaround of our Central Region funeral operations and Rolling Hills Memorial Park in Richmond, California. We also are well along toward operational integration of the Corpus Christi businesses we acquired in early January and which made a significant contribution to our first quarter performance. As a result of a 150 basis point increase in our Total Field EBITDA Margin, a relatively fixed consolidation platform overhead structure and our attractive low cost fixed capital structure, we were able to operationally and financially leverage a 3.9% increase in revenue during the first quarter into a 12.2% increase in Consolidated EBITDA, a 210 basis point increase in Consolidated EBITDA Margin and a 33% increase in diluted EPS from continuing operations. We expect the dynamic of relatively small revenue increases producing strong margin and earnings momentum to continue for the balance of 2007.”
Transformed Reporting
     “We now report our consolidated same store field operating and financial results both on a multi-year and most recent rolling four quarters basis to reflect long term trends and by quarter for the most recent five quarters to reflect short term trends and seasonality. Just as we report internally for each of our businesses under the Standards Operating Model, these field level results highlight trends in volumes, revenues, Field EBITDA (controllable profit) and Field EBITDA Margin (controllable profit margin). We believe that our trend reporting allows us to focus on the key operational and financial results relevant to the longer term performance and valuation of our portfolio of deathcare assets.
     “We will maintain separate reporting for our same store continuing operations (adjusted for dispositions as they occur) and our new acquisition portfolio to show how the execution of both our Standards Operating Model and our Strategic Portfolio Optimization Model will change the sustainable revenue and earning power profile of our deathcare portfolio over time.
     “Since this first quarter release is the first under our new reporting format, we will comment more extensively than in the future in order to point out what we believe are the most substantive observations and conclusions. We realize that it will take time and more education and discussion for our audience to fully understand and appreciate this new reporting approach.”

UNAUDITED STATEMENT OF CONSOLIDATED EBITDA FROM CONTINUING OPERATIONS
Annual Trend
For the Four Years Ended December 31, 2006 and Four Quarters Ended March 31, 2007
($000’s)

	Pro forma(1)		Pro forma(1)		Actual		Actual		Actual
	Year		Year		Year		Year		Trailing 4 Qtrs.
	2003		2004		2005		2006		3/31/2007
CONTINUING OPERATIONS

Same Store Contracts
Atneed Contracts	17,999	79.9%	17,520	79.9%	17,461	79.7%	17,062	78.8%	16,963	78.7%
Preneed Contracts	4,515	20.1%	4,412	20.1%	4,436	20.3%	4,597	21.2%	4,588	21.3%

Total Same Store Funeral Contracts	22,514	100.0%	21,932	100.0%	21,897	100.0%	21,659	100.0%	21,551	100.0%
Acquisition Contracts
Atneed Contracts	—		—		53	64.6%	194	67.1%	322	66.5%
Preneed Contracts	—		—		29	35.4%	95	32.9%	162	33.5%

Total Acquisition Funeral Contracts	—		—		82	100.0%	289	100.0%	484	100.0%

Total Funeral Contracts	22,514		21,932		21,979		21,948		22,035

Same Store Interments
Atneed Interments	2,506	27.7%	2,324	26.3%	2,006	24.4%	2,100	25.0%	2,122	25.6%
Preneed Interments	6,554	72.3%	6,529	73.7%	6,213	75.6%	6,285	75.0%	6,183	74.4%

Total Same Store Cemetery Interments	9,060	100.0%	8,853	100.0%	8,219	100.0%	8,385	100.0%	8,305	100.0%
Acquisition Interments
Atneed Interments	—		—		—		—		39	24.5%
Preneed Interments	—		—		—		—		120	75.5%

Total Acquisition Cemetery Interments	—		—		—		—		159	100.0%

Total Cemetery Interments	9,060		8,853		8,219		8,385		8,464

Same Store Revenue
Funeral Operations Revenue	$106,242	75.4%	$107,159	74.1%	$109,045	73.1%	$111,448	73.8%	$111,925	73.3%
Preneed Commission and Other Revenue	1,608	1.1%	1,319	0.9%	2,295	1.5%	2,267	1.5%	2,322	1.5%

Total Funeral Same Store Revenue	107,850	76.5%	108,478	75.0%	111,340	74.6%	113,715	75.3%	114,247	74.8%

Cemetery Operations Revenue	29,755	21.1%	33,203	23.0%	33,940	22.8%	32,107	21.2%	31,901	20.9%
Cemetery Financial Revenue	3,304	2.4%	2,912	2.0%	3,615	2.4%	4,052	2.7%	3,919	2.6%

Total Same Store Cemetery Revenue	33,059	23.5%	36,115	25.0%	37,555	25.2%	36,159	23.9%	35,820	23.5%

Total Same Store Revenue	140,909	100.0%	144,593	100.0%	148,895	99.8%	149,874	99.2%	150,067	98.3%

Acquisition Revenue
Funeral Operations Revenue	—		—		303	0.2%	1,212	0.8%	2,265	1.5%
Cemetery Operations Revenue	—		—		—		—		371	0.2%

Total Acquisition Revenue	—		—		303	0.2%	1,212	0.8%	2,636	1.7%

Total Revenue from Continuing Operations	$140,909	100.0%	$144,593	100.0%	$149,198	100.0%	$151,086	100.0%	$152,703	100.0%

Field EBITDA from Continuing Operations
Same Store Funeral Field EBITDA	$37,404	77.3%	$37,580	76.6%	$39,551	76.8%	$41,972	80.4%	$42,211	79.0%
Same Store Funeral Field EBITDA Margin	34.7%		34.6%		35.5%		36.9%		36.9%

Same Store Cemetery Field EBITDA	11,011	22.7%	11,458	23.4%	11,850	23.0%	9,800	18.8%	10,296	19.3%
Same Store Cemetery Field EBITDA Margin	33.3%		31.7%		31.6%		27.1%		28.7%

Total Same Store Field EBITDA	48,415	100.0%	49,038	100.0%	51,401	99.8%	51,772	99.2%	52,507	98.3%
Total Same Store Field EBITDA Margin	34.4%		33.9%		34.5%		34.5%		35.0%

Acquisition Funeral Field EBITDA	—		—		92	0.2%	407	0.8%	853	1.6%
Acquisition Funeral Field EBITDA Margin	—		—		30.4%		33.6%		37.7%

Acquisition Cemetery Field EBITDA	—		—		—		—		56	0.1%
Acquisition Cemetery Field EBITDA Margin	—		—		—		—		15.1%

Total Acquisition Field EBITDA	—		—		92	0.2%	407	0.8%	909	1.7%
Total Acquisition Field EBITDA Margin	—		—		30.4%		33.6%		34.5%

Total Field EBITDA from Continuing Operations	48,415	100.0%	49,038	100.0%	51,493	100.0%	52,179	100.0%	53,416	100.0%
Total Field EBITDA Margin from Continuing Operations	34.4%		33.9%		34.5%		34.5%		35.0%

Total Variable Overhead	1,906	11.9%	2,020	12.1%	2,521	13.8%	4,432	21.4%	4,135	20.0%

Total Regional Fixed Overhead	2,721	17.0%	2,892	17.3%	3,247	17.8%	2,978	14.4%	2,949	14.3%

Total Corporate Fixed Overhead	11,378	71.1%	11,825	70.6%	12,501	68.4%	13,288	64.2%	13,587	65.7%

Total Overhead	16,005	100.0%	16,737	100.0%	18,269	100.0%	20,698	100.0%	20,671	100.0%
	11.4%		11.6%		12.2%		13.7%		13.5%

Consolidated EBITDA from Continuing Operations	$32,410		$32,301		$33,224		$31,481		$32,745

Consolidated EBITDA Margin from Continuing Operations	23.0%		22.3%		22.3%		20.8%		21.4%

Footnotes

(1)	Effective January 1, 2005, the company changed its accounting method to expense preneed selling costs incurred for the origination of prearranged funeral and cemetery sales contracts. Results of operations for the years ended December 31, 2003 and 2004 are presented on a proforma basis applying the new accounting method.

UNAUDITED INCOME STATEMENT FROM CONTINUING OPERATIONS
Quarter Trend
For the Five Quarters Ended March 31, 2007
($000’s)

	Actual		Actual		Actual		Actual		Actual
	Qtr 1		Qtr 2		Qtr 3		Qtr 4		Qtr 1
	2006		2006		2006		2006		2007
CONTINUING OPERATIONS

Same Store Contracts
Atneed Contracts	4,608	78.2%	4,145	78.8%	4,049	79.5%	4,260	78.7%	4,509	78.0%
Preneed Contracts	1,281	21.8%	1,117	21.2%	1,044	20.5%	1,155	21.3%	1,272	22.0%

Total Same Store Funeral Contracts	5,889	100.0%	5,262	100.0%	5,093	100.0%	5,415	100.0%	5,781	100.0%
Acquisition Contracts
Atneed Contracts	56	74.7%	43	60.6%	43	67.2%	52	65.8%	184	68.1%
Preneed Contracts	19	25.3%	28	39.4%	21	32.8%	27	34.2%	86	31.9%

Total Acquisition Funeral Contracts	75	100.0%	71	100.0%	64	100.0%	79	100.0%	270	100.0%

Total Funeral Contracts	5,964		5,333		5,157		5,494		6,051

Same Store Interments
Atneed Interments	523	23.6%	543	26.0%	526	26.8%	508	24.1%	545	25.5%
Preneed Interments	1,697	76.4%	1,549	74.0%	1,437	73.2%	1,602	75.9%	1,595	74.5%

Total Same Store Cemetery Interments	2,220	100.0%	2,092	100.0%	1,963	100.0%	2,110	100.0%	2,140	100.0%
Acquisition Interments
Atneed Interments	—		—		—		—		39	24.5%
Preneed Interments	—		—		—		—		120	75.5%

Total Acquisition Cemetery Interments	—		—		—		—		159	100.0%

Total Cemetery Interments	2,220		2,092		1,963		2,110		2,299

Same Store Revenue
Funeral Operations Revenue	$30,132	73.4%	$27,198	73.0%	$26,022	74.1%	$28,097	74.6%	$30,608	71.7%
Preneed Commission and Other Revenue	587	1.4%	596	1.6%	636	1.8%	448	1.2%	642	1.5%

Total Funeral Same Store Revenue	30,719	74.8%	27,794	74.6%	26,658	75.9%	28,545	75.8%	31,250	73.2%

Cemetery Operations Revenue	8,974	21.9%	8,396	22.5%	7,452	21.2%	7,285	19.3%	8,768	20.6%
Cemetery Financial Revenue	1,080	2.6%	786	2.1%	763	2.2%	1,423	3.8%	947	2.2%

Total Cemetery Same Store Revenue	10,054	24.5%	9,182	24.6%	8,215	23.4%	8,708	23.1%	9,715	22.8%

Total Same Store Revenue	40,773	99.3%	36,976	99.2%	34,873	99.3%	37,253	98.9%	40,965	96.0%

Acquisition Revenue
Funeral Operations Revenue	269	0.7%	278	0.8%	252	0.7%	413	1.1%	1,322	3.1%
Cemetery Operations Revenue	—		—		—		—		371	0.9%

Total Acquisition Revenue	269	0.7%	278	0.8%	252	0.7%	413	1.1%	1,693	4.0%

Total Revenue from Continuing Operations	$41,042	100.0%	$37,254	100.0%	$35,125	100.0%	$37,666	100.0%	$42,658	100.0%

Field EBITDA from Continuing Operations
Same Store Funeral Field EBITDA	$12,135	78.5%	$9,437	78.6%	$9,316	87.2%	$11,086	79.0%	$12,372	74.1%
Same Store Funeral Field EBITDA Margin	39.5%		34.0%		34.9%		38.8%		39.6%

Same Store Cemetery Field EBITDA	3,239	21.0%	2,492	20.7%	1,324	12.4%	2,746	19.5%	3,734	22.4%
Same Store Cemetery Field EBITDA Margin	32.2%		27.1%		16.1%		31.5%		38.4%

Total Same Store Field EBITDA	15,374	99.5%	11,929	99.3%	10,640	99.6%	13,832	98.5%	16,106	96.5%
Total Same Store Field EBITDA Margin	37.7%		32.3%		30.5%		37.1%		39.3%

Acquisition Funeral Field EBITDA	78	0.5%	79	0.7%	42	0.4%	208	1.5%	524	3.1%
Acquisition Funeral Field EBITDA Margin	29.0%		28.4%		16.7%		50.4%		39.6%

Acquisition Cemetery Field EBITDA	—		—		—		—		56	0.4%
Acquisition Cemetery Field EBITDA Margin									15.1%

Total Acquisition Field EBITDA	78	0.5%	79	0.7%	42	0.4%	208	1.5%	580	3.5%
Total Acquisition Field EBITDA Margin	29.0%		28.4%		16.7%		50.4%		34.3%

Total Field EBITDA from Continuing Operations	15,452	100.0%	12,008	100.0%	10,682	100.0%	14,040	100.0%	16,686	100.0%
Total Field EBITDA Margin from Continuing Operations	37.6%		32.2%		30.4%		37.3%		39.1%

Overhead
Total Variable Overhead	1,140	22.2%	443	9.9%	1,663	28.9%	1,187	22.3%	842	16.5%

Total Regional Fixed Overhead	758	14.8%	707	15.7%	748	13.0%	764	14.4%	730	14.3%

Total Corporate Fixed Overhead	3,234	63.0%	3,343	74.4%	3,347	58.1%	3,366	63.3%	3,531	69.2%

Total Overhead	5,132	100.0%	4,493	100.0%	5,758	100.0%	5,317	100.0%	5,103	100.0%
	12.5%		12.1%		16.4%		14.1%		12.0%

Consolidated EBITDA from Continuing Operations	10,320		7,515		4,924		8,723		11,583
Consolidated EBITDA Margin from Continuing Operations	25.1%		20.2%		14.0%		23.2%		27.2%

Total Depreciation & Amortization	2,279	5.6%	2,226	6.0%	2,030	5.8%	2,153	5.7%	2,486	5.8%

Total Net Interest & Other	4,420	10.8%	4,282	11.5%	3,700	10.5%	4,191	11.1%	4,175	9.8%

Pretax Income	3,621	8.8%	1,007	2.7%	(806)	-2.3%	2,379	6.3%	4,922	11.5%
Income tax	1,358	3.3%	378	1.0%	(304)	-0.9%	943	2.5%	1,895	4.4%

Net income from Continuing Operations	$2,263		$629		$(502)		$1,436		$3,027

	5.5%		1.7%		-1.4%		3.8%		7.1%

Diluted EPS-from continuing operations	$0.12		$0.04		$(0.03)		$0.08		$0.16

Same Store Funeral Operations
     “We have moved aggressively over the past seven months to place strong new leadership in approximately 50% of our Central Region funeral businesses and have broadly executed revenue enhancement and cost reduction initiatives to improve financial performance. As a result, our Central Region made a substantial incremental contribution to our results in both the fourth quarter of 2006 and the first quarter of 2007. We continue to expect an increase of approximately $2 million in Central Region same store Field EBITDA in 2007 over 2006.
     “Our same store volumes have declined steadily each year from 22,514 in 2003 to 21,659 in 2006 (compound annual decline of 1.3%) consistent with a period of weak death rates nationally and the loss of market share primarily in our Central Region funeral operations. As our Standards Operating Model and Managing Partner “Being the Best” incentive program is heavily weighted on growth in the number of client families served (funeral contracts), we expect the modest historical same store decline to stabilize and volumes to increase with favorable future demographic trends which would produce substantial operating leverage benefits to our financial performance.
     “Our same store funeral operations have increased revenue steadily from $107.9 million in 2003 to $113.7 million in 2006 (compound annual increase of 1.8%). We expect to achieve at least a 2 — 2.5% annual revenue increase in the future from our same store portfolio as volumes stabilize and our average revenue per funeral increases over time. Since we maintain atneed pricing power on 79% of our services, our goal is to continuously improve the quality and skill set of our personnel and the value of their services to our client family customers so that a modest growth rate in revenues should be possible even in the face of higher cremation rates.
     “After implementing our funeral Standards Operating Model in 2004, our same store funeral Field EBITDA Margin increased by 220 basis points from 34.7% in 2004 to 36.9% in 2006. We expect our increasing same store funeral Field EBITDA Margin trend to continue in the near term and to be reflected in our quarterly Field EBITDA Margin trend as we achieve broader and more effective execution of our Standards Operating Model during 2007, especially in our Central Region.”
Same Store Cemetery Operations
     “We believe that cemetery interments reflect the market share of our cemetery portfolio much like funeral contracts reflect market share of our funeral home portfolio. Whereas only 21% of our funeral contracts are currently preneed, consistent with our selective preneed funeral strategy, cemetery preneed contracts represent 75% of our interments. Therefore, it is imperative to have a consistent and high level of preneed property sales performance over time to build new cemetery heritage and future market share. We have not historically achieved this result which is why our cemetery sales and operations were reorganized into our three geographic regions in August 2006.

     “Our cemetery interments declined by over 800 interments (9.3%) from 2003 to 2005 but have since stabilized at about 8,300 interments. Approximately 80% of the decline was concentrated in two modestly profitable operations which we manage pursuant to term contracts and was caused by local factors not under our control. Otherwise our cemetery interment volumes and market share are relatively stable and produce a consistent stream of atneed revenue at high gross margins.
     “Our same store cemetery financial performance from 2003 through 2005 was characterized by increasing revenues but slightly declining Field EBITDA Margins. However, this performance was highly concentrated in only two of our California cemeteries, including Rolling Hills, whose performance plunged during 2006 for multiple reasons as previously reported and which created a volatile short term same store cemetery Field EBITDA Margin trend that declined from 32.2% in the first quarter of 2006 and bottomed at 16.1% in the third quarter. The first quarter 2007 increase in our same store cemetery Field EBITDA and Field EBITDA Margin to 38.4% was primarily attributable to an excellent first quarter sales and margin performance by Rolling Hills, which is now under strong new leadership. We continue to expect at least a $2 million Field EBITDA increase for Rolling Hills in 2007 over 2006.
     “We have moved quickly over the last nine months to recruit and support new operating and sales leadership in our larger and more strategically located cemeteries, and we are not finished with this initiative. Our goal is to build broader and deeper teams of “A player” sales leaders and counselors that can sustain consistent, modest growth in preneed property sales over time and to diversify and substantially increase our cemetery operating and financial results. We believe a more broadly balanced and less volatile same store cemetery revenue and financial performance will be evident in positive quarterly trend comparisons during the balance of 2007.”
Total Continuing Same Store and Acquired Operations
     “Our quarterly Total Field EBITDA Margin trend over the past five quarters mirrors our cemetery Field EBITDA Margin trend, having bottomed in the third quarter of 2006 at 30.4% and then increasing to 39.1% in first quarter 2007, 150 basis points higher than first quarter 2006. We expect continued positive Total Field EBITDA Margin trend comparisons during the balance of 2007 primarily from improved performance in our same store cemetery operations.
     “Our Total Field EBITDA increased each year from $48.4 million in 2003 to $52.2 million in 2006, a compound annual increase of 2.5% over the three year period while Total Field EBITDA Margin was relatively stable except for 2004 at about 34.4% — 34.5%. We expect our Total Field EBITDA growth trend to accelerate over the next few years because of a gradual increase in same store performance and the increasing contribution of acquisitions.”

Strategic Portfolio Optimization Model
     “We acquired Seaside Memorial Park and Funeral Home and Corpus Christi Funeral Home in early January and are well along with integration of operations with our existing Rose Hill Cemetery operation. These businesses complement each other and are producing synergies that should lead to market share, revenue and profit growth at sustainable Field EBITDA Margins, especially in the Hispanic market segment which is forecast to grow substantially over the next ten years.
     “We divested one small Michigan funeral home and one funeral home business (three small facilities) in Iowa during the quarter in a move to exit the non-strategic Iowa market. We will continuously review our portfolio for dispositions where we are not able to have a competitive advantage and are not in a position to build a group of complementary operations in attractive demographic markets.
     “We have established five year goals to change the sustainable revenue and earning power profile of our deathcare portfolio through effective execution of our Strategic Portfolio Optimization Model. We will report on this progress by showing the trends in revenue and Field EBITDA from same store operations that we acquired in the early growth phase of Carriage in the 1990’s versus the trends in our new acquisition portfolio. We will report results from acquired businesses in the acquisition section for at least three full years if not longer to ensure consistent comparable long-term trends. As of the first quarter of 2007, 4% of our total revenue and 3.5% of our Total Field EBITDA was from two acquired businesses, one in September 2005 and one in January 2007, both in growing markets where we already had a strong presence.
     “We are encouraged by the current level of acquisition activity and the quality and size of the candidates. We are also considering several “tuck-in” candidates where we have strong branded existing operations and leadership that can realize combined operating synergies. Our selection process is rigorous using our six Strategic Ranking Criteria and ROIC Model and as a result we are declining on numerous opportunities of both independents and smaller consolidators, not because of price but because of strategic fit. We have established a general policy of announcing acquisitions when we have closed the transaction and only then in conjunction with our quarterly release of results, at which time we will integrate expected proforma results on newly announced acquisitions into our rolling twelve month forecast.”
Overhead
     “We have organized corporate and regional overhead and all incentive compensation (including field operations) into three categories, two of which are primarily fixed and one of which is variable based on performance (primarily incentive compensation). Our corporate fixed overhead increased approximately $1.9 million between 2003 and 2006 because of two significant and opposite trends. First, we reorganized and streamlined our operations organization over this period, culminating in the combination of our funeral and cemetery sales and operations into three geographic regions in August 2006 within our regional structure and eliminated the heads of funeral and cemetery operations. This streamlined organization process has allowed us to effectively use a single operations support group now included in corporate fixed overhead rather than maintaining a separate corporate support organization for funeral and cemetery operations each with a division head in Houston. We estimate that the new operations organizational structure resulted in an approximate $1.2 million decrease in corporate fixed overhead from 2003 to 2006. Second, during this period we significantly upgraded our IT systems; successfully prepared to publicly report on internal controls; developed a fully staffed internal audit department; upgraded our Human Resources and brought in house under a new General Counsel our legal functions; and reorganized our preneed trust and investment activities. As a result, costs of our corporate support departments increased approximately $3.1 million during this period which resulted in a net increase in corporate fixed overhead of $1.9 million. However, these costs and investments were necessary additions to our support infrastructure which are allowing us to more effectively execute the Standards Operation Model while maintaining a flat regional operations organization. In addition, we are positioned to execute our Mission of Being the Best by supporting newly acquired businesses to improve their operations, people, market share and financial results.
     “During 2007 our focus will be on our major activity centers, Accounting and Human Resources, to ensure that our processes are efficient, responsive and effective. However, we believe that our Regional and Corporate fixed overhead categories will increase no more than merit increases and inflation over time and will not grow as a fixed percent of revenue as we add new acquisitions to our portfolio.
     “Variable overhead consists primarily of incentive compensation for the field, regions and corporate. During 2006, variable overhead increased $1.9 million primarily because a long-term incentive arrangement with one of the Company’s directors ended and we expensed the final year’s incentive payment of $1.4 million, more than half of which was expensed in the third quarter. Given our expected level of profitability, we expect our incentive compensation and other variable overhead expenses to be approximately $3.9 million in 2007.
     “As we add acquisitions, new Field EBITDA acquired should substantially fall to Consolidated EBITDA and Pre-Tax Free Cash Flow and be accretive to EPS as well. As we leverage our new growth over our mostly fixed cost platform, we expect our Consolidated EBITDA Margin to increase to within our annual sustainable earning power range of 24 — 26%.”

Carriage Consolidation Platform
     “Because of the solid same store operating performance and the addition of an accretive acquisition, we achieved a Consolidated EBITDA Margin of 27.2% in the first quarter of 2007 compared to 25.1% in the first quarter of 2006. We expect positive quarterly Consolidated EBITDA Margin trend comparisons to continue for the balance of 2007 because of improved same store operating results, acquisitions and lower variable overhead in 2007 versus 2006.”
Cash Flow
     “Free cash flow deficit for the three months ended March 31, 2007 was $(3.8) million compared to $(0.2) million for the same period in 2006. During the first and third quarter the semiannual interest on the Company’s Senior Notes are paid. A significant portion of the increase in cash used in operations related to a $1.4 million long-term incentive payment to one of the Company’s directors, who is a former owner of businesses that Carriage acquired in 1997. Additionally, cash used for capital expenditures was approximately $1.0 million higher year over year. Uses of working capital, which we expect to be neutral over the entire year, accounted for the remainder.”
Rolling Four Quarter Outlook
     Management is providing an Outlook for the four quarter period ending March 31, 2008, based upon the following key assumptions:
•	The upper end of the Outlook range assumes funeral same-store volumes are flat compared to most recent four quarters and the lower end assumes a 2 percent decrease.

•	The average revenue per funeral contract is assumed to increase approximately 3.0 percent. This increase assumes the cremation rate for our businesses will increase by 100 basis points.

•	Cemetery same store field EBITDA increases by 8-10% and cemetery field EBITDA margin by 500 basis points compared to 2006.

•	Includes estimated results from acquired businesses in Corpus Christi, Texas (closed January 2007) and in Ventura County, California (closed April 2007). Excludes divestitures identified as of March 31, 2006 and classified as Discontinued Operations.

•	No borrowings on our $35 million bank credit facility.

•	Approximately $6.5 million of capital expenditures, which does not include any growth opportunities.

•	Management expects to use free cash flow (cash flow from operations less capital expenditures) to acquire additional businesses if and when available on acceptable terms.

		Midpoint Range
	Range	% Revenue
Revenues	$162 - $165	$163.5
Field EBITDA	$59 - $61	36.7%
Variable overhead	$3.9	2.4%
Regional fixed overhead	$3.1	1.9%
Corporate fixed overhead	$13.1	8.0%

Total overhead	$20.1	12.3%
Consolidated EBITDA	$38 - $40	23.9%
Interest	$17	10.4%
Depreciation and amortization	$10.5	6.4%
Income taxes	$4 - $5	2.8%
Net earnings from continuing operations	$7 - $8	4.6%
Diluted earnings per share	$0.38 - $0.42	NA
Free Cash Flow	$14-$16	9.2%
Long Term Outlook (Through 2012)
•	Revenue growth of 7-9% annually, including acquisitions

•	Consolidated EBITDA growth of 9-11% annually, including acquisitions

•	Consolidated EBITDA Margin range of 24-26%

•	Growth internally funded without new debt or equity
Summary
     “We had a good first quarter but it was only one quarter in an industry that should be predictable and profitable when the operating and growth models are being executed effectively by the right leadership. Our transformed reporting format provides a clear picture of our long and short term operating and financial trends which in turn show a healthy portfolio of operating deathcare businesses and a consolidation platform well positioned to operationally and financially leverage new internal and external revenue growth into attractive long term rates of growth in Consolidated EBITDA, Consolidated EBITDA Margin, EPS and Free Cash Flow.
     “We look forward to executing our strategies in a different way that will become apparent in our trend reporting and also highly valuable to long term smallcap investors who see the beginnings of a long term up cycle in deathcare and believe that Carriage is the right operating and investment platform.

I want to thank all of our employees and leaders for getting us off to a good start consistent with our company’s theme of “2007 — The Year Of Being The Best — No Excuses!” concluded Mr. Payne.
First Quarter Conference Call Information
     Carriage Services has scheduled a conference call for tomorrow, May 10, 2007 at 10:30 a.m. Eastern time. To participate in the call, dial 303-262-2075 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 10, 2007. To access the replay, dial 303-590-3000 and enter pass code 11088546#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an audio archive will be available shortly after the call and will be accessible for approximately 90 days. For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kcroan@drg-e.com.
     Carriage Services is the fourth largest publicly traded death care company. As of May 2, 2007, Carriage operates 130 funeral homes in 27 states and 30 cemeteries in 11 states.
Use of Non-GAAP Financial Measures
     This press release uses the following Non-GAAP financial measures “free cash flow and EBITDA”. Both free cash flow and EBITDA are used by investors to value common stock. The Company considers free cash flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments. The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other deathcare companies. The Company also uses EBITDA to monitor and compare the financial performance of its operations. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Cautionary Note,” “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2006, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
-Tables to follow-

CARRIAGE SERVICES, INC.
Selected Financial Data
March 31, 2007
(unaudited)
Selected Balance Sheet Data:

	12/31/06	03/31/07
Cash and short-term investments	$36,011	$28,319
Long-term corporate investments	5,000	5,000
Total Senior Debt (a)	140,179	140,057
Days sales in funeral accounts receivable	23.2	23.3
Net Senior Debt to total capitalization (b)	35.4	36.5
Net Senior Debt to EBITDA from continuing operations (rolling twelve months) (b)	3.12	3.41

(a)	- Senior debt does not include the convertible junior subordinated debentures.

(b)	- Net Senior debt is Senior Debt less cash and short term investments
Reconciliation of Non-GAAP Financial Measures:
     This press release includes the use of certain financial measures that are not GAAP measures. The non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures below.
Reconciliation of Net Income from continuing operations to EBITDA from continuing operations for the following periods (in 000s). Year ended 12/31/2007 is presented at the midpoint of the range identified in the release:

	Three months	Three months	Year
	ended	ended	ended
	3/31/2006	3/31/2007	12/31/2007 E
Net income from continuing operations	$2,263	$3,027	$7,500
Provision (benefit) for income taxes	1,358	1,895	4,500

Pre-tax earnings from continuing operations	3,621	4,922	12,000
Net interest expense, including loan coast amortization	4,420	4,175	17,000
Depreciation & amortization	2,279	2,486	10,000

EBITDA from continuing operations	$10,320	$11,583	$39,000

Revenue from continuing operations	$41,042	$42,658	$163,500
EBITDA margin from continuing operations	25.1%	27.2%	23.9%

Reconciliation of Non-GAAP Financial Measures Continued:
Reconciliation of cash provided by (used in) operating activities from continuing operations to free cash flow (in 000’s):

	Three months	Three months
	ended	ended
	03/31/2006	03/31/2007
Cash provided by (used in) operating activities from continuing operations	$921	$(1,628)
Less capital expenditures from continuing operations	(1,116)	(2,169)

Free cash flow deficit from continuing operations	$(195)	$(3,797)

Reconciliation of net income to free cash flow for 2007 (in 000’s):

2007 E
Net income	$7,500
Tax expense	4,500
Interest expense, net	17,000
Depreciation and amortization	10,000

EBITDA	$39,000
Interest paid	17,200
Cash taxes	300
Capital expenditures	6,500

Free cash flow	$15,000